Exhibit (a)(1)(D)

Letter to Brokers and Dealers with respect to

Offer to Purchase

All Outstanding Shares of Common Stock

of

Senomyx, Inc.

at

$1.50 Per Share of Common Stock, Net in Cash

Pursuant to the Offer to Purchase dated October 4, 2018

by

Sentry Merger Sub, Inc.

a wholly owned subsidiary of

Firmenich Incorporated

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON NOVEMBER 2, 2018 (ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON NOVEMBER 1, 2018), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

October 4, 2018

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been engaged by Firmenich Incorporated, a Delaware corporation (“Parent”), and Sentry Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), to act as Information Agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Senomyx, Inc., a Delaware corporation (the “Company”), at a price per Share of $1.50 (as it may be amended from time to time in accordance with the Agreement and Plan of Merger, dated as of September 16, 2018 (together with any amendment or supplement thereto, the “Merger Agreement”)), net to the seller in cash, without any interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase (together with any amendment or supplement thereto, the “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendment or supplement thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Condition (as defined in the Offer to Purchase) and the other conditions described in the Offer to Purchase. See Section 13 of the Offer to Purchase.

Enclosed herewith are the following documents:

1. Offer to Purchase, dated October 4, 2018;

2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the consideration of your clients;

3. Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form;

4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) by the

expiration time of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration time of the Offer;

5. A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6. Return envelope addressed to the Depositary for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON NOVEMBER 2, 2018 (ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON NOVEMBER 1, 2018), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS TENDER ALL THEIR SHARES INTO THE OFFER.

After careful consideration, the Company’s board of directors unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) agreed that the Merger will be effected under Section 251(h) of the DGCL, (c) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, and (d) resolved to recommend that the stockholders of the Company tender their Shares to Purchaser pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered (and not validly withdrawn) prior to the expiration time of the Offer if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) these Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantee (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary document required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstance will we pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

Neither Parent nor Purchaser will pay any fee or commission to any broker or dealer or other person (other than its financial advisors, the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration time of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us at the telephone number, email address set forth below on the back cover of the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

Morrow Sodali

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PURCHASER OR THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.